Exhibit 99.2

Agenus Announces Pricing of Its Public Offering of Common Stock

LEXINGTON, Mass – May 21, 2015 – Agenus Inc. (NASDAQ: AGEN), an immunology company developing innovative treatments for cancers and other diseases, today announced the pricing of an underwritten public offering of 11,000,000 shares of its common stock at a price to the public of $6.30 per share. The gross proceeds from the offering to Agenus are expected to be $69,300,000, before deducting underwriting discounts and commissions and estimated offering expenses payable by Agenus. Agenus has granted the underwriters a 30-day option to purchase up to an additional 1,650,000 shares of its common stock at the public offering price, less the underwriting discount. All of the shares of common stock to be sold in the offering will be sold by Agenus.

Jefferies LLC and William Blair & Company, L.L.C. are acting as joint book-running managers for the offering and Oppenheimer & Co. Inc. is acting as co-manager for the offering. The offering is expected to close on or about May 27, 2015, subject to customary closing conditions.

The shares will be issued by Agenus pursuant to a shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC) on October 10, 2014 and declared effective by the SEC on October 23, 2014. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. A final prospectus supplement related to the offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by email at Prospectus_Department@Jefferies.com, or by phone at (877) 547-6340; or William Blair & Company, L.L.C. at 222 West Adams Street, Chicago, IL 60606, Attention: Prospectus Department, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Agenus

Agenus is an immunology company developing a series of Checkpoint Modulators for the treatment of patients with cancer, infectious diseases, and other immune disorders, heat shock protein (HSP)-based vaccines, and immune adjuvants. These programs are supported by three separate technology platforms. Agenus’ internal and partnered checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3, PD-1 and other undisclosed programs. The company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte Display platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus recently acquired a powerful yeast antibody display platform termed SECANT, developed by Celexion, LLC. SECANT allows rapid generation of soluble, full-length human antibodies. SECANT and Agenus’ mammalian antibody display platform have complementary strengths and further bolster Agenus’ abilities to generate and optimize fully human monoclonal antibodies. Agenus’ heat shock protein-based vaccines have completed Phase 2 studies in newly diagnosed glioblastoma multiforme, and in the treatment of herpes simplex viral infection; the heat shock protein-based vaccine platform can generate personalized as well as off the shelf products. The company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and with Janssen Sciences Ireland UC and includes several candidates in Phase 2 trials, as well as shingles and malaria vaccines which have successfully completed Phase 3 clinical trials.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding the company’s public offering. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all and the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q, which was filed with the SEC on May 1, 2015, and the preliminary prospectus supplement filed with the SEC on May 20, 2015 under the heading “Risk Factors.” Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Media:

Brad Miles

BMC Communications

646-513-3125

bmiles@bmccommunications.com

Investors:

Andrea Rabney/Jamie Maarten

Argot Partners

212-600-1902

andrea@argotpartners.com

jamie@argotpartners.com